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Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS
Independent Auditors' Consent

We consent to the incorporation by reference in the Registration Statements of General Growth Properties, Inc. on Forms S-3 (File Nos. 333-11067, 333-15907,333-17021, 333-23035, 333-37247, 333-37383, 333-41603, 333-58045,
333-68505, 333-76379, and 333-76757) and the Registration Statements on Forms S-8 (File Nos. 33-79372, 333-07241, 333-11237, 333-28449, 333-74461 and
333-79737) of our report dated June 25, 1999, relating to our audit of the combined statement of revenues and certain expenses of the Ala Moana Properties ("the Properties") for the year ended December 31, 1998, included in this Form 8-K dated July 12, 1999, and to the references to us as experts in such registration statements.



                             Deloitte and Touche LLP

Honolulu, Hawaii
July 12, 1999